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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-52265, 333-04835 and 333-64998 on Form S-3 and Registration Statement Nos. 333-09547, 333-33727, 333-39899, 333-87563 and 333-92252 on Form S-8 of Alaska
Air Group, Inc. (the Company) of our report dated February 27, 2004 (May 20, 2004 for Note 17) (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" discussed in Note 15 and the revision discussed in Note 17), appearing in this Annual Report on Form 10-K/A of Alaska Air Group, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

May 20, 2004